NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Wednesday, March 10, 2004	TRADED: NASDAQ/NMS

Tech Data Reports Fourth-Quarter

and Fiscal Year Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the fourth quarter and fiscal year ended January 31, 2004.

Results At A Glance

	Three-months ended January 31, 2004	Year ended January 31, 2004
• Net Sales	$4.9 billion	$17.4 billion
• Net Income	$38.9 million	$104.1 million
• Diluted EPS	$.67 per share	$1.81 per share

Net sales for the fourth quarter of fiscal 2004 were $4.9 billion, an increase of 22.6 percent from $4.0 billion in the fourth quarter of the prior year and an 11.9 percent increase from the third quarter of the current fiscal year. On a regional basis, net sales in Europe increased 40.8 percent (18.5 percent on a local currency basis) and in the Americas increased 2.1 percent over the comparable prior-year period. On a sequential basis, net sales in Europe increased 28.2 percent (19.7 percent on a local currency basis) and in the Americas decreased 6.6 percent compared to the third quarter of the current fiscal year. Both the third and fourth-quarter results in the current fiscal year include a full quarter of operations from the company’s Azlan Group Limited (“Azlan”) acquired on March 31, 2003.

Net income for the fourth quarter of fiscal 2004 totaled $38.9 million, or $.67 per diluted share, compared with a net loss of $303.0 million, or $5.37 per diluted share for the fourth quarter of fiscal 2003. Net income on a non-GAAP basis for the prior-year comparable quarter was $33.1 million or $.58 per diluted share. Non-GAAP net income for the prior-year quarter excludes a non-cash goodwill impairment charge of $328.9 million and net loss of $7.3 million related to the disposition of subsidiaries.

“The Tech Data team again delivered strong results, with sales and earnings significantly exceeding our plan for the fourth quarter,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “We continued to manage our costs appropriately and exercise disciplined pricing practices to achieve our profit objectives. We remain encouraged by the improving market demand conditions that characterize our industry today. The IT infrastructure investments that we are making are building a platform to maximize our long-term growth potential.”

Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 2 of 7
March 10, 2004

Financial Highlights

•	Fourth-quarter net sales were $4.9 billion, exceeding the company’s forecast for the quarter and increasing both sequentially and on a year-over-year basis.

•	Net sales in Europe during the fourth quarter were $3.0 billion or 61 percent of worldwide sales, while sales in the Americas totaled $1.9 billion or 39 percent of worldwide sales.

•	Gross margin for the fourth quarter was 5.94 percent of sales, an increase from 5.58 percent in the third quarter of this year and an increase from 5.12 percent in the prior-year fourth quarter. Sequentially, the increase in gross margin was attributable to the adoption of EITF 02-16 combined with incremental vendor rebates earned in the fourth quarter and a modest improvement in the pricing environment. The year-over-year increase in gross margin is the result of the inclusion of results from the company’s Azlan operations and the impact of the company’s adoption of EITF 02-16, partially offset by a decrease in gross margin due to the competitive pricing environment.

•	Fourth-quarter SG&A expense was $230.5 million or 4.69 percent of sales, an increase from third-quarter SG&A of $203.5 million or 4.63 percent of sales. The sequential increase is due to the variable costs incurred as a result of the seasonally strong European sales volume experienced in the fourth quarter, the reclassification of vendor funding pursuant to EITF 02-16, and the effect of the strengthening of the Euro. Fourth-quarter SG&A includes approximately $6.3 million related to the upgrade of the company’s European systems.

•	Results for the fourth quarter ended January 31, 2004 include a reclassification pursuant to Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”) “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” EITF 02-16 requires that, under certain circumstances, consideration received from vendors be treated as a reduction of cost of goods sold and not as a reduction of selling, general and administrative (“SG&A”) expenses. As a result, $21.7 million was reclassified from SG&A with $19.7 million of this amount being recorded as a reduction of cost of goods sold and $2.0 million deferred pending the sale of the related inventory. Year to date, $51.6 million has been reclassified from SG&A with $45.3 million of this amount recorded as a reduction of cost of goods sold and $6.3 million deferred pending the sale of the related inventory. The company expects no further material adjustments as a result of the phase-in of this pronouncement.

•	Worldwide operating income for the fourth quarter was 1.25 percent of sales, an increase from 0.95 percent of sales when compared to third-quarter operating income and an increase from a loss of 6.84 percent of sales in the fourth quarter of the prior year. Operating income for the prior-year fourth quarter on a non-GAAP basis which excludes a non-cash goodwill impairment charge of $328.9 million, was 1.36 percent of sales. Geographically, fourth-quarter operating income was 1.70 percent of sales in the Americas and .96 percent of sales in Europe.

•	The worldwide effective income tax rate for the fourth quarter and 2004 fiscal year was 31.0 percent.

(continued)

Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 3 of 7
March 10, 2004

•	Cash flow from operations for the quarter and year ended January 31, 2004 was $130.0 million and $303.2 million, respectively.

•	Total debt to total capital at January 31, 2004, was 19 percent compared to 27 percent at January 31, 2003.

Fiscal Year 2004 Results

Net sales for the fiscal year ended January 31, 2004, were $17.4 billion, increasing 10.6 percent over $15.7 billion in the prior year. Net sales in Europe represented 55 percent of sales and increased 29.3 percent (7.6 percent on a local currency basis) to $9.6 billion from $7.4 billion for the fiscal year ended January 31, 2003. Net sales in the Americas represented 45 percent of sales and decreased 6.0 percent to $7.8 billion from $8.3 billion in the prior fiscal year. The results for the fiscal year ended January 31, 2004 include ten months of results of operations from the company’s Azlan Group Limited (“Azlan”) acquired on March 31, 2003.

Gross margin for the fiscal year ended January 31, 2004, was 5.64 percent of sales, up from 5.28 percent of sales in the prior fiscal year. The increase in gross margin is the result of the impact of the reclassification due to EITF 02-16 and the impact of the company’s Azlan operations, offset by declines in gross margin due to the competitive pricing environment.

Operating income for the fiscal year ended January 31, 2004, was $165.6 million or .95 percent of sales compared with a loss of $109.8 million or (.70) percent of sales in the prior year. Non-GAAP operating income for the fiscal year ended January 31, 2004, which excludes the charges associated with closing the company’s U.S. education business, was $168.7 million or .97 percent of sales compared to non-GAAP operating income in the prior year of $219.0 million or 1.39 percent of sales. Prior-year operating income on a non-GAAP basis excludes a non-cash goodwill impairment charge of $328.9 million.

Net income for the fiscal year ended January 31, 2004, was $104.1 million or $1.81 per diluted share, increasing from a net loss of $199.8 million or $3.55 per diluted share in the prior year. Net income on a non-GAAP basis for the fiscal year ended January 31, 2004, which excludes the charges associated with closing the company’s U.S. education business, was $106.1 million, or $1.85 per diluted share compared to non-GAAP net income in the prior year of $136.3 million or $2.35 per diluted share. Prior-year net income on a non-GAAP basis excludes a non-cash goodwill impairment charge of $328.9 million and net loss of $7.3 million related to the disposition of subsidiaries.

(continued)

Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 4 of 7
March 10, 2004

Non-GAAP Financial Information

The following reconciliation details the adjustments between results calculated using Generally Accepted Accounting Principles (“GAAP”) and non-GAAP information provided within this release. The non-GAAP data is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share amounts)

	Three months ended January 31,		Year ended January 31,
	2004	2003	2004	2003
GAAP operating income (loss)	$61,445	$(274,239)	$165,616	$(109,842)
Closure of U.S. education business	—	—	3,065	—
Goodwill impairment charge	—	328,872	—	328,872

Non-GAAP operating income	$61,445	$54,633	$168,681	$219,030

GAAP net income (loss)	$38,918	$(303,045)	$104,147	$(199,818)
Closure of U.S. education business, net of tax	—	—	1,992	—
Goodwill impairment charge	—	328,872	—	328,872
Net loss on disposition of subsidiaries	—	7,282	—	7,282

Non-GAAP net income	$38,918	$33,109	$106,139	$136,336

GAAP diluted earnings (loss) per share	$.67	$(5.37)	$1.81	$(3.55)

Non-GAAP diluted earnings per share	$.67	$.58	$1.85	$2.35

GAAP diluted weighted average shares outstanding	58,312	56,475	57,501	56,256

Non-GAAP diluted weighted average shares outstanding	58,312	59,351	57,501	61,743

(continued)

Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 5 of 7
March 10, 2004

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the first quarter ending April 30, 2004, excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.5 billion to $4.6 billion.

•	Net income is expected to be in the range of $26.5 million to $29.5 million.

•	Diluted earnings per share are expected to be in the range of $.45 to $.50.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax legislation; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of March 10, 2004. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

(continued)

Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 6 of 7
March 10, 2004

Webcast Details

Tech Data will be discussing its fourth-quarter results along with its outlook for the first quarter on a conference call today at 4:30 p.m. (EST). A webcast of the call, including the supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:30 p.m. (EST) on Wednesday, March 17, 2004.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 117th on the Fortune 500, the company and its subsidiaries serve more than 100,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for its most recent fiscal year, which ended January 31, 2004.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jhowells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations and Shareholder Services

727-538-7866 (danderso@techdata.com)

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Tech Data Reports Fourth-Quarter and Fiscal Year Results	Page 7 of 7
March 10, 2004

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Year ended January 31,
	2004	2003	2004	2003
Net sales	$4,918,729	$4,011,087	$17,406,340	$15,738,945
Cost of products sold	4,626,747	3,805,782	16,424,694	14,907,187

Gross profit	291,982	205,305	981,646	831,758
Selling, general and administrative expenses	230,537	150,672	812,965	612,728

Operating income before special charges	61,445	54,633	168,681	219,030
Special charges	—	328,872	3,065	328,872

Operating income (loss) after special charges	61,445	(274,239)	165,616	(109,842)
Interest expense, net	5,699	7,198	16,566	24,045
Net foreign currency exchange gain	(655)	(462)	(1,893)	(6,942)
Other expenses	—	5,745	—	5,745

Income (loss) before income taxes	56,401	(286,720)	150,943	(132,690)
Provision for income taxes	17,483	16,325	46,796	67,128

Net income (loss)	$38,918	$(303,045)	$104,147	$(199,818)

Diluted earnings (loss) per common share	$.67	$(5.37)	$1.81	$(3.55)

Diluted weighted average common shares outstanding	58,312	56,475	57,501	56,256

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	January 31, 2004	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$108,801	$157,191
Accounts receivable, net	2,111,384	1,714,902
Inventories	1,330,081	997,875
Prepaid and other assets	130,038	108,150

Total current assets	3,680,304	2,978,118
Property and equipment, net	157,054	136,689
Excess of cost over fair value of acquired net assets, net	141,238	2,966
Other assets, net	189,290	130,245

Total assets	$4,167,886	$3,248,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$80,221	$188,309
Accounts payable	1,646,125	1,073,357
Accrued expenses	428,526	317,169

Total current liabilities	2,154,872	1,578,835
Long-term debt	307,934	314,498
Other long-term liabilities	46,591	16,155

Total liabilities	2,509,397	1,909,488

Total shareholders’ equity	1,658,489	1,338,530

Total liabilities and shareholders’ equity	$4,167,886	$3,248,018